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                                                                    Exhibit 12.1



         STATEMENT REGARDING COMPUTATION OF RATIOS OF EARNINGS TO FIXED
                  CHARGES OF AMERICAN ACHIEVEMENT CORPORATION
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                CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN THOUSANDS)
                                   (UNAUDITED)

                                                          Fiscal       Years       Ended-              Three Months
                                          ------------------------------------------------------------    Ended
                                            August 30,   August 29,  August 28,  August 26, August 25, November 24,
                                                1997       1998        1999         2000       2001       2001
                                          ------------------------------------------------------------
Net income before income taxes               $ (8,967)   $ (4,637)   $ (4,072)   $    106   $ (3,207)   $  3,293

Fixed charges: (1)
  Interest charges                              9,797      14,829      14,594      15,691     22,846       5,930
  Interest portion of lease expense               348         225         272         309        735         236
                                             --------    --------    --------    --------   --------    --------

Total fixed charges                            10,145      15,084      14,866      16,000     23,581       6,166

Net income from operations
before income taxes and fixed charges        $  1,278    $ 10,447    $ 10,794    $ 16,106   $ 20,374    $  9,459
                                             ========    ========    ========    ========   ========    ========

Ratio of earnings to fixed charges (2)         -           -           -             1.0x     -             1.5x


(1) During the periods presented the Company had no preferred stock outstanding that required a cash payment. Therefore, the ratio of earnings to combined fixed charges and preference dividends was the same as the ratio of earnings to fixed charges for each of the periods presented.

(2) For purposes of computing this ratio, earnings consist of income (loss) before taxes on income and fixed charges. Fixed charges consist of interest expense, amortization of deferred debt issuance costs and the portion of rental expense that includes an interest factor. For the fiscal years ended August 30, 1997, August 29, 1998, August 28, 1999 and August 25, 2001, earnings before fixed charges were insufficient to cover fixed charges by approximately $8.9 million, $4.6 million, $4.1 million and $3.2 million, respectively.


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          CALCULATION FOR PRO FORMA RATIO OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN THOUSANDS)
                                   (UNAUDITED)

                                                                Pro  Forma
                                             -------------------------------------------------
                                               For the Year Ended       For the Three Months
                                                August 25, 2001         Ended November 24,
                                                                                2001
                                             -------------------------------------------------
      Net income before income taxes            $        (1,639)           $        2,088

      Fixed charges: (1)
         Interest charges                                28,071                     7,135
         Interest portion of lease expense
                                                            735                       236
                                                            ---                       ---

      Total fixed charges                                28,806                     7,371

      Net income from operations before
      income taxes and fixed charges            $        27,167            $        9,459
                                                ===============            ==============

      Ratio of earnings to fixed charges (2)           -                             1.3x

(1) During the periods presented the Company had no preferred stock outstanding that required a cash payment. Therefore, the ratio of earnings to combined fixed charges and preference dividends was the same as the ratio of earnings to fixed charges for each of the periods presented.

(2) For purposes of computing this ratio, earnings consist of income (loss) before taxes on income and fixed charges. Fixed charges consist of interest expense, amortization of deferred debt issuance costs and the portion of rental expense that includes an interest factor. For the proforma fiscal year ended August 25, 2001, earnings before fixed charges were insufficient to cover fixed charges by approximately $1.6 million.


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                 SCHEDULE II - VALUATION AND QUALIFYING ACCOUNTS
                             (DOLLARS IN THOUSANDS)

                                                      Additions                       Deduction
                                                      ---------                       ---------
                                 Balance at       Charged to        Charged to                        Balance at
                                Beginning of       Costs and           Other                            End of
        Description                Period          Expenses         Accounts(1)     Write-offs(2)       Period
        -----------                ------          --------         -----------     -------------       ------
Reserve on Sales
Representative Advances

For the Year Ended
             August 28, 1999        1,041              292                                (88)          1,245
             August 26, 2000        1,245              412             3,449             (828)          4,278
             August 25, 2001        4,278            1,473                             (2,747)          3,004

(1) Amounts charged to other accounts represents the reserve acquired from Taylor Publishing Company as of the acquisition date of July 27, 2000.

(2) Represents principally write-offs of terminated sales representative amounts and forgiveness of amounts by the Company.